Exhibit 99.1

Contacts:	Dolph Baker, Chairman and CEO
Max P. Bowman, Vice President and CFO
(601) 948-6813

CAL-MAINE FOODS, INC. ANNOUNCES
PUBLICATION OF 2019 SUSTAINABILITY OVERVIEW

JACKSON, Miss. (June 29, 2020) - Cal-Maine Foods, Inc. (NASDAQ: CALM) today announced that the Company has published its 2019 Sustainability Overview. The full report may be found on the Company’s website at www.calmainefoods.com.

Commenting on the announcement, Dolph Baker, chairman and chief executive officer of Cal-Maine Foods, Inc., stated, “As the largest producer and distributor of shell eggs in the United States, we believe it is incumbent on Cal-Maine Foods be a leader in promoting sustainability throughout our operations. As a public company, we are committed to creating long-term value, while contributing to a stable global food supply. Since inception, we have pursued a strategic direction focused on both organic growth and acquisitions, a favorable product mix, operational excellence and outstanding customer service. An integral part of this growth strategy has been an emphasis on our environmental and social responsibility with a strong commitment to support the communities where we operate. We are pleased to share these initiatives in our 2019 Sustainability Overview, including our efforts to minimize our energy usage and impact on the environment, our rigorous food safety and quality programs, our animal welfare standards and our community service programs. Going forward, we will continue to evaluate our operations in line with our sustainability objectives, and we look forward to sharing our ongoing progress.”
Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally enhanced eggs. The Company, which is headquartered in Jackson, Mississippi, is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

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